Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Mueller Water Products, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Mueller Water Products, Inc., at September 30, 2006 and 2005, and the results of its operations and its cash flows for the year ended September 30, 2006, the nine months ended September 30, 2005, and the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Atlanta, Georgia
December 18, 2006, except for Footnote 21 as to which the date is August 9, 2007

MUELLER WATER PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2006	September 30, 2005
	(dollars in millions)
Assets
Cash and cash equivalents	$81.4	$—
Receivables, net of allowance for doubtful accounts of $4.8 million and $0.9 million at September 30, 2006 and 2005, respectively	322.9	118.5
Inventories	454.6	147.2
Deferred income taxes	42.6	11.1
Prepaid expenses	33.7	1.5
Total current assets	935.2	278.3
Property, plant and equipment, net	337.0	149.2
Deferred financing fees	14.6	—
Deferred income taxes	—	9.5
Identifiable intangibles, net	835.4	—
Goodwill	865.5	58.4
Other long-term assets	2.2	—
Total assets	$2,989.9	$495.4
Liabilities
Current portion of long-term debt	$9.0	$—
Accounts payable	124.8	52.5
Accrued expenses and other liabilities	116.3	34.7
Payable to affiliate, Sloss Industries	1.5	2.5
Total current liabilities	251.6	89.7
Long-term debt	1,118.3	—
Payable to parent, Walter Industries	3.6	443.6
Accrued pension liability, net	43.7	53.6
Accumulated postretirement benefits obligation	46.3	51.1
Deferred income taxes	278.5	—
Other long-term liabilities	20.9	12.6
Total liabilities	1,762.9	650.6
Commitments and contingencies (Note 17)
Shareholders’ equity (deficit)
Common stock, $0.01 par value per share:
Series A—400,000,000 shares authorized and 28,750,000 shares issued	0.3	—
Series B—200,000,000 shares authorized and 85,844,920 shares issued	0.8	—
Capital in excess of par value	1,417.5	68.3
Accumulated deficit	(173.0)	(178.1)
Accumulated other comprehensive loss	(18.6)	(45.4)
Total shareholders’ equity (deficit)	1,227.0	(155.2)
Total liabilities and shareholders’ equity (deficit)	$2,989.9	$495.4

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Twelve Months Ended December 31, 2004
	(dollars in millions, except per share amounts)
Net sales	$1,933.4	$456.9	$578.4
Cost of sales	1,525.7	402.2	531.4
Gross profit	407.7	54.7	47.0
Operating expenses:
Selling, general and administrative	242.1	25.9	38.2
Related party corporate charges	8.0	5.4	7.7
Facility rationalization, restructuring and related costs	28.6	—	0.1
Total operating expenses	278.7	31.3	46.0
Income from operations	129.0	23.4	1.0
Interest expense arising from related party payable to Walter Industries	—	(15.2)	(18.9)
Interest expense, net of interest income	(115.9)	(0.3)	(0.5)
Income (loss) before income taxes	13.1	7.9	(18.4)
Income tax expense (benefit)	8.0	2.8	(2.9)
Net income (loss)	$5.1	$5.1	$(15.5)
Basic and diluted income (loss) per share	$0.05	$0.06	$(0.18)

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS

FOR THE THREE FISCAL PERIODS ENDED SEPTEMBER 30, 2006, SEPTEMBER 30, 2005, AND DECEMBER 31, 2004

(dollars in millions)

	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2003	—	$68.3	$(167.7)		$(29.6)	$(129.0)
Comprehensive loss:
Net loss	—	—	(15.5)	$(15.5)	—	(15.5)
Other comprehensive loss, net of tax:
Increase in additional minimum pension liability	—	—	—	(0.6)	(0.6)	(0.6)
Comprehensive loss				$(16.1)
Balance at December 31, 2004	—	68.3	(183.2)		(30.2)	(145.1)
Comprehensive loss:
Net income	—	—	5.1	5.1	—	5.1
Other comprehensive loss, net of tax:
Increase in additional minimum pension liability	—	—	—	(15.2)	(15.2)	(15.2)
Comprehensive loss				$(10.1)
Balance at September 30, 2005	—	68.3	(178.1)		(45.4)	(155.2)
Walter’s investment in subsidiary	—	932.1	—		—	932.1
Dividend to Walter	—	(444.5)	—		—	(444.5)
Dividend to Walter for acquisition costs	—	(12.0)	—		—	(12.0)
Forgiveness of U.S. Pipe payable to Walter	—	443.6	—		—	443.6
Sale of common stock in initial public offering	$1.1	427.8	—		—	428.9
Share-based compensation	—	2.2	—		—	2.2
Comprehensive income
Net income	—	—	5.1	5.1	—	5.1
Other comprehensive income, net of tax:
Unrealized gain on interest rate swaps	—	—	—	1.0	1.0	1.0
Foreign currency translation adjustments	—	—	—	1.8	1.8	1.8
Decrease in additional minimum pension liability	—	—	—	24.0	24.0	24.0
Comprehensive income				$31.9
Balance at September 30, 2006	$1.1	$1,417.5	$(173.0)		$(18.6)	$1,227.0

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended September 30, 2006	Nine months ended September 30, 2005	Twelve months ended December 31, 2004
	(dollars in millions)
Operating Activities
Net income (loss)	$5.1	$5.1	$(15.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	68.8	19.4	26.5
Amortization of intangibles	28.1	—	—
Amortization of deferred financing fees	3.1	—	—
Accretion on debt	12.9	—	—
Write off of premium on debt	(14.3)	—	—
Loss on disposal of property, plant and equipment	2.1	0.9	1.0
Write off of deferred financing fees	4.1	—	—
Share-based compensation expense	3.1	—	—
Impairments of property, plant and equipment	21.5	—	—
Provision (credit) for deferred income taxes	(24.9)	(3.5)	9.0
Gain on interest rate swaps	(0.4)	—	—
Other, net	(2.3)	0.2	0.3
Changes in assets and liabilities, net of the effects of acquisitions:
Receivables	(25.2)	(15.0)	(22.6)
Inventories	70.4	(20.0)	(3.7)
Income taxes payable	—	4.7	(0.6)
Prepaid expenses and other current assets	(0.9)	(0.5)	0.1
Other non-current assets	(0.4)	(0.9)	(7.6)
Pension and other long-term liabilities	(22.1)	0.5	(1.2)
Accounts payable, accrued expenses and other current liabilities	(21.1)	4.1	20.1
Net cash provided by (used in) operating activities	107.6	(5.0)	5.8
Investing Activities
Additions to property, plant and equipment	(71.1)	(16.5)	(20.4)
Acquisition of businesses, net of cash acquired	(15.6)	—	—
Proceeds from sale of property, plant and equipment	3.6	—	—
Increase in amounts due to Walter	1.7	20.8	15.7
Net cash (used in) provided by investing activities	(81.4)	4.3	(4.7)
Financing Activities
Increase (decrease) in dollar value of bank checks outstanding	10.0	0.7	(1.3)
Proceeds from short-term borrowings	55.9	—	—
Retirement of short-term debt	(55.9)	—	—
Proceeds from long-term debt	1,050.0	—	—
Retirement of long-term debt	(1,031.9)	—	—
Proceeds from issuance of common stock	428.9	—	—
Payment of deferred financing fees	(21.6)	—	—
Dividend to Walter	(444.5)	—	—
Dividend to Walter for acquisition costs	(12.0)	—	—
Walter contribution of Predecessor Mueller’s cash	76.3	—	—
Net cash provided by (used in) financing activities	55.2	0.7	(1.3)
Net increase (decrease) in cash and cash equivalents	81.4	—	(0.2)
Cash and cash equivalents at beginning of year	—	—	0.2
Cash and cash equivalents at end of year	$81.4	$—	$—

Supplemental Disclosures
Interest paid	$116.7	$0.3	$0.5
Income taxes paid	$49.2	$—	$—

The Company recorded facility rationalization, restructuring and related charges of $28.6 million, zero and $0.1 million for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, respectively. A portion of these charges, consisting of write-offs of assets, were non-cash and are reconciled below:

	Twelve months ended September 30, 2006	Nine months ended September 30, 2005	Twelve months ended September 30, 2004
	(dollars in millions)
Accrued expenses	$7.1	$—	$0.1
Non-cash	21.5	—	—
Total facility rationalization, restructuring and related costs	$28.6	$—	$0.1

Schedule of non-cash investing and financing activities:

On October 3, 2005, the Company’s former parent, Walter Industries, Inc. (“Walter”), purchased all of the outstanding common stock of Mueller Water Products, Inc. (“Predecessor Mueller”). See Note 1.

(dollars in millions)
Contribution of Predecessor Mueller by Walter	$932.9
Less: Cash of Predecessor Mueller received	(76.3)
Total net assets received excluding cash	$856.6

Subsequent to the Acquisition, Walter forgave an intercompany receivable from U.S. Pipe of $443.6 million.

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Organization

The registrant is Mueller Water Products, Inc., a Delaware corporation (“Mueller Water” or the “Company”). The Company is the surviving corporation of the merger on February 2, 2006 of Mueller Water Products, LLC (Commission File Number: 333-116590) and Mueller Water Products Co-Issuer, Inc. with and into Mueller Holding Company, Inc., a Delaware corporation. On June 1, 2006, Mueller Water completed its initial public offering (IPO) of its Series A common stock (NYSE: MWA). On December 14, 2006, Walter Industries, Inc. (“Walter”), a diversified New York Stock Exchange traded company (NYSE: WLT), distributed all of the Company’s outstanding Series B common stock (NYSE: MWA-B) to Walter’s shareholders. From October 3, 2005 through December 14, 2006, the Company was a wholly-owned subsidiary of Walter.

On October 3, 2005, through a series of transactions (the “Acquisition”), Walter, through a wholly-owned subsidiary, acquired all outstanding shares of capital stock of Predecessor Mueller, which immediately was converted into Mueller Water Products, LLC, a Delaware limited liability company and contributed United States Pipe and Foundry Company, LLC, (“U.S. Pipe”), owned by Walter since 1969, to the acquired company. In accordance with accounting principles generally accepted in the United States, for accounting purposes U.S. Pipe is treated as the acquirer of Predecessor Mueller. Accordingly, effective October 3, 2005, U.S. Pipe’s basis of accounting is used for the Company and all financial data for periods prior to October 3, 2005 of the Company included in this report on Form 10-K is that of U.S. Pipe. The results of operations of Predecessor Mueller are included in the Consolidated Statements of Operations beginning October 3, 2005.

The Company was originally organized as United States Pipe and Foundry Company, Inc. (“Inc.”) and was a wholly-owned subsidiary of Walter. On September 23, 2005, Inc. was dissolved and United States Pipe and Foundry Company, LLC was organized in the state of Alabama, and the operations of Inc. were conducted under the form of a limited liability company.

In December 2005, U.S. Pipe changed its fiscal year-end to September 30, which coincides with the fiscal year end of Predecessor Mueller. Beginning with the quarter ended December 31, 2005, the Company has three operating segments which are named after its leading brands in each segment: Mueller, U.S. Pipe, and Anvil.

The consolidated financial statements include the accounts of all wholly-owned subsidiaries. Preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated.

Certain amounts in the prior period’s consolidated financial statements have been reclassified to conform to the current-period presentation.

Note 2.   Summary of Significant Accounting Policies

Revenue Recognition—The Company recognizes revenue based on the recognition criteria set forth in the Securities and Exchange Commission’s Staff Accounting Bulletin 104, Revenue Recognition in Financial Statements, which is when delivery of product has occurred or services have been rendered and there is persuasive evidence of a sales arrangement, selling prices are fixed or determinable, and collectibility from the customer is reasonably assured. Revenue from the sale of products via rail or truck is recognized when title passes upon delivery to the customer. Revenue earned for shipments via ocean vessel is recognized under international shipping standards as defined by Incoterms 2000 when title and risk of loss transfer to the customer. Sales are recorded net of estimated cash discounts and rebates.

Shipping and Handling—Costs to ship products to customers are included in cost of sales in the Consolidated Statements of Operations. Amounts billed to customers, if any, to cover shipping and handling costs are included in net sales.

Customer Rebates—Customer rebates are applied against net sales at the time the sales are recorded based on estimates with respect to the deductions to be taken.

Share-Based Compensation—On May 25, 2006, the Company adopted the Mueller Water Products, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which is more fully described in Note 6. The Company records compensation costs for stock options and restricted stock units granted to employees based on the fair value at the grant dates as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. The Company records share-based compensation costs as selling, general and administrative in the consolidated statements of operations.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of ninety days or less when purchased to be cash equivalents. Outstanding checks are netted against cash when there is a sufficient balance of cash available in the Company’s accounts at the bank to cover the outstanding amount and the right of offset exists. Where there is no right of offset against cash balances, outstanding checks are included in accounts payable. At September 30, 2006 and September 30, 2005 checks issued but not yet presented to the banks for payment (i.e. the dollar value of bank checks outstanding) were $10.0 million and zero, respectively, and were recorded in accounts payable.

Receivables—Receivables relate primarily to amounts due from customers located in North America. To reduce credit risk, credit investigations are performed prior to accepting an order and, when necessary, letters of credit are required to ensure payment.

The estimated allowance for doubtful accounts receivable is based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts. Significantly weaker than anticipated industry or economic conditions could impact customers’ ability to pay such that actual losses may be greater than the amounts provided for in these allowances. The periodic evaluation of the adequacy of the allowance for doubtful accounts is based on an analysis of prior collection experience, specific customer creditworthiness and current economic trends within the industries served. In circumstances where a specific customer’s inability to meet its financial obligation is known to the Company (e.g., bankruptcy filings or substantial downgrading of credit ratings), the Company records a specific allowance to reduce the receivable to the amount the Company reasonably believes will be collected.

The following table summarizes information concerning the Company’s allowance for doubtful accounts:

	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
	(dollars in millions)
Balance at beginning of period	$0.9	$0.7	$0.8
Allowance for doubtful accounts of Predecessor Mueller	5.0	—	—
Provisions charged to income	1.8	0.3	0.2
Charge-offs, net of recoveries	(2.9)	(0.1)	(0.3)
Balance at end of period	$4.8	$0.9	$0.7

Inventories—Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. Inventory cost includes an overhead component that can be affected by levels of production and actual costs incurred. Management periodically evaluates the effects of production levels and costs capitalized as part of inventory.

Property, plant and equipment—Property, plant and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the remaining lease term. Estimated useful lives used in computing depreciation expense are 2 to 20 years for machinery and equipment and 3 to 50 years for land improvements and buildings. Gains and losses upon disposition are reflected in the Consolidated Statements of Operations in the period of disposition.

Direct internal and external costs to implement computer systems and software are capitalized as incurred. Capitalized costs are amortized over the estimated useful life of the system or software, beginning when site installations or module development is complete and ready for its intended use, which generally is 3 to 5 years.

The Company accounts for its asset retirement obligations related to plant and landfill closures in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143). Under SFAS 143, liabilities are recognized at fair value for an asset retirement obligation in the period in which it is incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding asset capitalized at inception is depreciated over the estimated useful life of the asset.

Tooling—Prepaid expenses include maintenance and tooling inventory costs. Perishable tools and maintenance items are expensed when put into service. More durable items are amortized over their estimated useful lives, ranging from 4 to 10 years.

Environmental Expenditures—The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. The Company is indemnified by Tyco for all environmental liabilities associated with Predecessor Mueller as it existed as of August 16, 1999, whether known or not.

Accounting for the Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Goodwill and intangible assets that have an indefinite life are not amortized, but instead are tested for impairment annually (or more frequently if events or circumstances indicate possible impairments) using both a discounted cash flow method and a market comparable method.

Workers’ Compensation—The Company is self-insured for workers’ compensation benefits for work-related injuries, subject to stop-loss insurance coverage in the amount of $1.0 million cost per incident. Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data or combined insurance industry data when historical data is limited. Pursuant to the terms of the Tyco Purchase Agreement, Predecessor Mueller is indemnified by Tyco for all liabilities that occurred prior to August 16, 1999. Workers’ compensation liabilities were as follows:

	September 30, 2006	September 30, 2005
	(dollars in millions)
Undiscounted aggregated estimated claims to be paid	$25.0	$14.4
Workers’ compensation liability recorded on a discounted basis	$21.6	$11.9

The Company applies a discount rate at a risk-free interest rate, generally a U.S. Treasury bill rate, for each policy year. The rate used is one with a duration that corresponds to the weighted average expected payout period for each policy year. Once a discount rate is applied to a policy year, it remains the discount rate for that policy year until all claims are paid. The use of this method decreases the volatility of the liability related solely to changes in the discount rate.

Warranty Costs—The Company accrues for U.S. Pipe segment warranty expenses that include customer costs of repair and/or replacement, including labor, materials, equipment, freight and reasonable overhead costs, determined on a case-by-case basis, whenever the Company’s products and/or services fail to comply with published industry standards or mutually agreed upon customer requirements.

The Company accrues for the estimated cost of product warranties of the Mueller and Anvil segments at the time of sale based on historical experience. Adjustments to obligations for warranties are made as changes in the obligations become reasonably estimable.

Activity in accrued warranty, included in the caption accrued expenses in the accompanying Consolidated Balance Sheets, was as follows (in millions):

	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
Accrued balance at beginning of period	$4.7	$1.7	$0.5
Accrued warranty of Predecessor Mueller	1.6	—	—
Warranty expense	3.1	5.7	5.5
Settlement of warranty claims	(6.7)	(2.7)	(4.3)
Balance at end of period	$2.7	$4.7	$1.7

Deferred Financing Fees—Costs of debt financing are amortized over the life of the related loan agreements, which range from five to ten years. Such costs are reassessed when amendments occur, in accordance with Emerging Issues Task Force (EITF) 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments.

Income Taxes—Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statements basis and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Research and Development—Research and development expenditures are expensed when incurred.

Advertising—Advertising costs are expensed when incurred.

Translation of Foreign Currency—Assets and liabilities of the Company’s businesses operating outside of the United States of America that maintain accounts in a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in either cost of sales or selling, general and administrative expense, as appropriate.

Derivative Instruments and Hedging Activities—The Company currently uses interest rate swaps as required in the 2005 Mueller Credit Agreement to mitigate the impact of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements. Changes in the fair value of derivatives that are designated as effective are recorded to accumulated other comprehensive income (loss). Changes in the fair value of derivatives that are designated as ineffective are recorded to earnings each period (see Note 9).

Additionally, the Company utilizes forward contracts to mitigate its exposure to changes in foreign currency exchange rates from third party and intercompany transactions. The primary currency to which the Company is exposed and to which it hedges its exposure is the Canadian Dollar. The unrealized gains and losses associated with forward contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions are reported in the Company’s Consolidated Statements of Operations.

Related Party Transactions—The Company purchases foundry coke from Sloss Industries, Inc., which was an affiliate until December 14, 2006, for an amount that approximates the market value of comparable transactions. Costs included in cost of sales related to purchases from Sloss Industries, Inc. were $21.2 million, $17.9 million and $15.1 million for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, respectively.

Other services that Sloss Industries, Inc. provides to the Company include the delivery of electrical power to one of the Company’s facilities, rail car switching and the leasing of a distribution facility. The total of these other services included in the Company’s operating expenses were $1.9 million, $1.7 million and $1.8 million for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, respectively.

Related Party Allocations—Certain costs incurred by Walter such as insurance, executive salaries, professional service fees, human resources, transportation, healthcare and other centralized business functions are allocated to its subsidiaries. Certain costs that were considered directly related to the U.S. Pipe segment were charged to the Company and included in selling, general and administrative expenses. These costs were approximately $2.0 million, $1.3 million and $1.4 million for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, respectively. Costs incurred by Walter that cannot be directly attributed to its subsidiaries are allocated to them based on estimated annual revenues. Such costs were allocated to the Company, and are recorded as related party corporate charges in the accompanying Consolidated Statements of Operations, and were approximately $8.0 million, $5.4 million and $7.6 million for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, respectively.

While the Company considers the allocation of such costs to be reasonable, the cost of performing such services on our own behalf may be higher or lower than historically allocated amounts.

Certain of the Company’s employees have been granted Walter restricted stock units and stock options under Walter’s share-based compensation plans. The Company has expensed $0.8 million related to the share-based compensation costs allocated from Walter for the twelve months ended September 30, 2006.

During 2006, the Company recorded $1.9 million of interest income and $2.9 million of prepayment penalty income related to the $20.0 million note receivable from Walter. These amounts are included in interest expense, net of interest income in the Consolidated Statements of Operations.

Note 3.   Acquisitions

Hunt Industries, Inc.

On January 4, 2006, the Company acquired Hunt Industries, Inc. (“Hunt”) for $6.8 million in cash. Hunt, based in Murfreesboro, Tennessee, is a manufacturer of meter pits and meter yokes that are sold by the Company’s Mueller segment.

The estimated fair values of the assets and liabilities acquired are as follows (dollars in millions):

Current assets	$0.2
Goodwill	6.8
Current liabilities	(0.2)
Net assets acquired	$6.8

CCNE, L.L.C.

On January 27, 2006, the Company acquired the operating assets of CCNE, L.L.C., a Connecticut-based manufacturer of check valves for sale to the water and wastewater treatment markets, for $8.8 million in cash.

The estimated fair values of the assets and liabilities acquired are as follows (dollars in millions):

Inventory	$2.1
Intangible assets	6.7
Net assets acquired	$8.8

The intangible assets acquired represent purchased technology and are being amortized over an estimated useful life of 55 months.

Acquisition of Predecessor Mueller by Walter

On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter acquired all of the outstanding common stock of Predecessor Mueller for $944.0 million and assumed $1.05 billion of indebtedness. Predecessor Mueller was converted into a limited liability company on October 3, 2005 and was merged with and into the Company on February 2, 2006. Transaction costs included in the acquisition price were $15.4 million. In conjunction with the acquisition, U.S. Pipe was contributed in a series of transactions to Mueller Group, LLC (“Mueller Group” or “Group”), a wholly-owned subsidiary of the Company, on October 3, 2005. On February 23, 2006, Walter received $10.5 million based on the final closing cash and working capital, adjusting the purchase price to $933.5 million.

Walter’s acquisition of Predecessor Mueller has been accounted for as a business combination with U.S. Pipe considered the acquirer for accounting purposes. Assets acquired and liabilities assumed were recorded at their fair values as of October 3, 2005. The total purchase price of $933.5 million is comprised of (dollars in millions):

Acquisition of the outstanding common stock of Predecessor Mueller	$918.1
Acquisition-related transaction costs	15.4
Total purchase price	$933.5

Acquisition-related transaction costs include investment banking, legal and accounting fees and other external costs directly related to the Acquisition.

Under business combination accounting, the purchase price was allocated to Predecessor Mueller’s net tangible and identifiable intangible assets based on their fair values as of October 3, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Based on estimated fair values, the purchase price was allocated as follows (dollars in millions):

Receivables, net	$177.4
Inventories	373.2
Property, plant and equipment	214.2
Identifiable intangible assets	856.9
Goodwill	801.7
Net other assets	350.7
Net deferred tax liabilities	(267.9)
Debt	(1,572.7)
Total purchase price allocation	$933.5

Receivables are short-term trade receivables and their net book value approximated current fair value.

Finished goods inventory was valued at estimated selling price less cost of disposal and reasonable profit allowance for the selling effort. Work in process inventory was valued at estimated selling price of finished goods less costs to complete, cost of disposal and a reasonable profit allowance for the completing and selling effort. Raw materials were valued at book value, which approximated current replacement cost. The carrying value of inventories included $70.2 million in excess of Predecessor Mueller’s carrying value, which was charged to cost of sales during the year ended September 30, 2006.

Property, plant and equipment were valued at the current replacement cost as follows (in millions):

		Depreciation Period
Land	$17.1	Indefinite
Buildings	51.1	5 to 14 years
Machinery and equipment	132.8	3 to 5 years
Other	13.2	3 years
Total property, plant and equipment	$214.2

Identifiable intangible assets acquired consist of trade names, trademarks, technology and customer relationships and were valued at their current fair value. Trade name and trademark relate to Mueller® , Anvil®, Hersey™, Henry Pratt™ and James Jones™. Technology represents processes related to the design and development of products. Customer relationships represent the recurring nature of sales to current distributors, municipalities, contractors and other end-use customers regardless of their contractual nature.

Identifiable intangible assets were as follows (dollars in millions):

		Amortization Period
Trade name and trademark	$403.0	Indefinite
Technology	56.3	10 years
Customer relationships	397.6	16 and 19 years
Total identifiable intangible assets	$856.9

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that the Company determines the book value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made. The Company’s goodwill is not tax deductible.

Net other assets include cash, prepaid expenses, accounts payable, accrued expenses and accrued pension liability and were valued at their approximate current fair value. As part of the Acquisition, the Company paid a $444.5 million dividend to Walter.

Net deferred tax liabilities include the tax effects of fair value adjustments related to identifiable intangible assets and net tangible assets.

Debt was valued at fair market value as of October 3, 2005, which resulted in increases of $36.0 million and $18.9 million to the carrying value of the senior discount notes and the senior subordinated notes, respectively.

The following table of unaudited pro forma results of operations of Predecessor Mueller and U.S. Pipe for the nine months ended September 30, 2005 is presented as if the Acquisition and borrowings under the 2005 Mueller Credit Agreement had taken place on January 1, 2005 and were carried forward through September 30, 2005.

The unaudited pro forma amounts are not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Acquisition and borrowings under the 2005 Mueller Credit Agreement been completed as of the date presented.

Nine months ended September 30, 2005
(dollars in millions, except per share amounts)
Net sales	$1,349.7
Net income	$31.5
Basic and diluted income per share	$0.37

The pro forma amounts are based on the historical results of operations and are adjusted for amortization of definite-lived intangibles of $17.7 million; depreciation of property, plant and equipment of ($0.6) million; and interest expense of $14.1 million.

Note 4.   Facility Rationalization, Restructuring and Related Costs

On October 24, 2006, the Company announced the closure of Mueller segment’s James Jones manufacturing facility in El Monte, California. James Jones will transfer the production of its brass products and hydrants to Mueller segment’s Decatur, Illinois and Albertville, Alabama plants by June 2007. Approximately 155 employees will be affected by the closure. Total estimated costs related to this closure are $2.5 million, of which $0.2 million, consisting of termination benefits, and $0.5 million, consisting of property impairments, were recorded as adjustments to goodwill in the twelve months ended September 30, 2006. These costs are recorded to goodwill as the overall plan to close the facility was identified prior to the Acquisition. Other estimated costs of $1.8 million, associated with relocating the El Monte warehouse and equipment, will be expensed as incurred.

On April 20, 2006, the Company announced the closure of the Mueller Canada valve and hydrant manufacturing facility in Milton, Ontario, Canada. The facility closed in fiscal year 2006, resulting in the termination of approximately 130 employees. Total estimated costs related to this closure of $4.5 million, including termination benefits of $2.5 million, property impairments of $0.2 million, and lease run-out costs of $0.6 million, were recorded as adjustments to goodwill in the twelve months ended September 30, 2006. These restructuring costs were recorded to goodwill as the overall plan to close the facility was identified prior to the Acquisition. Other estimated costs include $1.2 million to relocate the Milton warehouse and equipment and will be expensed as incurred.

On January 26, 2006, the Company announced the closure of the Henry Pratt valve manufacturing facility in Dixon, Illinois, which is included in the Company’s Mueller segment. The eventual closure of the facility is expected to occur in fiscal year 2007, resulting in the termination of approximately 100 employees. Total estimated costs related to this closure are $3.7 million, including termination benefits of $1.0 million and property impairment charges of $1.7 million, which were recorded as adjustments to goodwill in the twelve months ended September 30, 2006. These restructuring costs were recorded to goodwill as the overall plan to close the facility was identified prior to the Acquisition. The remaining estimated costs of $1.0 million are for the transfer and installation of equipment and temporary outsourcing of manufacturing and will be expensed when incurred.

On October 26, 2005, Walter announced plans to close U.S. Pipe’s Chattanooga, Tennessee plant and transfer the valve and hydrant production of that plant to Mueller’s Chattanooga, Tennessee and Albertville, Alabama plants. The U.S. Pipe Chattanooga plant closed in 2006, resulting in the termination of approximately 340 employees. Exit costs totaled $49.9 million of which approximately $28.6 million was related to severance and fixed asset write-offs and qualified as restructuring and impairment charges. The remaining exit costs of $21.3 million were comprised of an inventory write-down totaling $11.4 million, a $9.0 million write-off of unabsorbed overhead costs, and $0.9 million of other related costs, which were recognized in cost of sales during the twelve months ended September 30, 2006.

Total estimated restructuring and impairment charges and the amounts recorded to restructuring expenses for the year ended September 30, 2006 are as follows (dollars in millions):

Termination benefits	$3.8
Other employee-related costs	3.3
Impairment of property, plant and equipment	21.5
Total	$28.6

Termination benefits relating to the U.S. Pipe Chattanooga plant closure of $3.8 million consist primarily of severance related to staff reductions of hourly and salaried personnel. In addition, the Company recognized other employee-related costs of approximately $3.3 million related to pension and other postretirement benefit obligations.

Activity in accrued restructuring for the year ended September 30, 2006 was as follows (dollars in millions):

Beginning balance	$—
Accrual of expenses	4.1
Accruals allocated to goodwill for plant closures identified prior to the Acquisition	9.0
Payments	(7.8)
Ending balance	$5.3

Note 5.   Capital Stock

On June 1, 2006, the Company completed its IPO of 28.8 million shares of its Series A common stock at an offering price of $16.00 per share. The gross proceeds of $460.0 million were offset by $27.6 million in underwriter fees and $3.5 million of other costs associated with the IPO. The remainder of the proceeds were used to pay down the Company’s existing debt—see Note 8.

Immediately prior to the issuance of the Series A common stock, the Company issued 85.8 million shares of the Company’s Series B common stock to Walter in exchange for one unit. As a consequence of owning the Series B common stock, from the June 1, 2006 IPO through the December 14, 2006 spin-off, Walter held approximately 96% of the combined voting power of all of the Company’s outstanding common stock.

Holders of Series A common stock are entitled to one vote per share, and holders of Series B common stock are entitled to eight votes per share.

After the close of trading on December 14, 2006, Walter distributed its approximately 85.8 million shares of Series B common stock.

On December 15, 2006, in conjunction with the spin-off of the Company by Walter, the Company approved the grant of stock options and restricted stock units for the Company’s Series A common stock pursuant to the Company’s 2006 Stock Incentive Plan to replace the legacy share-based compensation instruments held by Walter employees that became Company employees upon the Walter spin-off of the Company. As a result, grants of approximately 464,000 non-qualified stock options with exercise prices ranging from approximately $2.00 to $21.00, and grants of approximately 414,000 restricted stock units, were approved by the Company.

Note 6.   Share-Based Compensation Plans

The stockholders of the Company approved the 2006 Stock Incentive Plan (the “2006 Plan”), under which an aggregate of 8.0 million shares of the Company’s Series A common stock have been reserved for grant and issuance of awards of incentive stock options, nonstatutory stock options, restricted stock bonuses, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units, performance share bonuses and performance share units. Generally, all of the Company’s employees (including executive officers), members of the Board of Directors, and employees of its designated subsidiaries and affiliates are eligible to participate in the 2006 Plan.

Under the 2006 Plan, an award becomes exercisable at such times and in such installments as set by the Compensation Committee of the Board of Directors (generally, vesting occurs over three years in equal annual increments), but no award will be exercisable after the tenth anniversary of the date on which it is granted.

The Company records compensation costs for stock options and restricted stock units granted to employees based on the fair value at the grant dates as prescribed by SFAS No. 123(R) Share-Based Payment, which requires that compensation costs related to share-based payment transactions be recognized in the financial statements over the period that an employee provides service in exchange for the award. Compensation cost for new and modified awards is recorded over the related vesting period of such awards.

During the year ended September 30, 2006, the Company recorded share-based compensation expense associated with the 2006 Plan of approximately $2.1 million. Such expenses are likely to increase in future periods. These amounts are reflected in selling, general and administrative expenses and have been allocated to the reportable segments.

The effect of share-based compensation on the financial performance of the Company for the year ended September 30, 2006 was as follows (in millions, except per share data):

Decrease in income from operations before income taxes	$2.1
Decrease in net income	$1.3
Cash outflow from operating activities	$—
Cash inflow from financing activities	$—
Decrease in basic and diluted earnings per share	$.01

In addition to the share-based compensation expense associated with the 2006 Plan, certain of the Company’s employees have been granted Walter restricted stock units and stock options under Walter’s share-based compensation plans. The Company has expensed $0.8 million related to the share-based compensation costs allocated from Walter for the year ended September 30, 2006.

A summary of activity related to stock options under the 2006 Plan as of September 30, 2006 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	($ millions)
Outstanding at October 1, 2005	—	$—
Granted	112,694	16.11
Exercised	—	—
Cancelled	—	—
Outstanding at September 30, 2006	112,694	16.11	9.7	$—
Exercisable at September 30, 2006	—	$—	—	$—

The aggregate intrinsic value of options outstanding at September 30, 2006 was zero, as the quoted market value of the stock was less than the exercise price of the options outstanding at that date.

Weighted average assumptions used to determine the grant-date fair value of options granted during the year ended September 30, 2006 under the Black-Scholes method were:

Risk-free interest rate	4.97%
Dividend yield	0.44%
Expected life (years)	6.38
Expected volatility	32.28%
Expected annual forfeiture rate	5.00%

The risk-free interest rate is based on the U.S. Treasury zero-coupon yield in effect at the time of grant with a term equal to the expected life. The expected dividend yield is based on the Company’s estimated annual dividend payout at grant date. The expected term of the options represents the period of time the options are expected to be outstanding. Expected volatility was calculated using data from comparable companies because the Company has limited historical share price information of its own going back to its IPO on June 1, 2006. Since the Company’s 2006 Plan is at its inception, the Company does not have a sufficient history to estimate the expected pre-vesting forfeiture rate. Since the structure and terms of the plan are very similar to Walter’s plan, the Company has decided it would be reasonable to use a pre-vesting forfeiture rate similar to Walter’s current historical rate of approximately 5% as an initial estimate for the Company’s plan. This initial estimate will be re-evaluated as the Company accumulates actual experience with the passage of time.

Restricted stock unit grants fall into one of two vesting provisions; a 3-year cliff vesting provision or a provision with 7-year vesting with early vesting possible if certain stock price targets are met. As of September 30, 2006, the Company cannot conclude if or when these targets will be met, and as a result, compensation expense is amortized over the full 7-year vesting period.

A summary of activity related to restricted stock units under the 2006 Plan as of September 30, 2006 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	($ millions)
Outstanding at October 1, 2005	—	$—
Granted	1,165,116	16.02
Vested	—	—
Cancelled	—	—
Outstanding at September 30, 2006	1,165,116	16.02	2.78	$17.0

The weighted-average grant-date fair value of stock options and of restricted stock units granted during the year ended September 30, 2006 was $6.54 for stock options and $16.02 for restricted stock units. As of September 30, 2006, there was approximately $17.2 million of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 Plan; that cost will be recognized over the periods during which they vest.

Employee Stock Purchase Plan

The Mueller Water Products, Inc. 2006 Employee Stock Purchase Plan (the ESPP Plan) authorizes the sale of 4.0 million shares of the Company’s Series A common stock to employees. Employees may designate up to the lesser of $25,000 or 20% of their annual compensation for the purchase of stock. The price for shares purchased under the plan is the lower of 85% of market value on the first day or the last day of the quarterly purchase period. Generally, all of the employees (including executive officers) and employees of its designated subsidiaries and its affiliates are eligible to participate in the ESPP Plan.

In connection with employee elections made during the year ended September 30, 2006, the Company will issue 31,235 shares under this plan, with 3,968,765 shares reserved for future issuance. The Company records compensation expense equal to the sum of (1) 15% of the fair value of Series A common stock on the first day of the quarterly purchase period to recognize the 15% discount to the quoted market price and (2) the fair value of 85% of a Series A common stock call option and 15% of a Series A common stock put option to recognize the plan’s requirement to designate shares based on the lesser of the first day or the last day quoted market price of the quarterly purchase period. The Company recorded compensation expense of approximately $0.1 million for the year ended September 30, 2006.

The weighted-average grant-date fair value of each designated share purchased under this plan in fiscal 2006 under the Employee Stock Purchase Plan is $4.20. The fair value of each designated share purchased under the Employee Stock Purchase Plan is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

Risk-free interest rate	5.20%
Dividend yield	0.43%
Expected life (months)	3
Expected volatility	60.33%
Expected forfeiture rate	0%

The risk-free interest rate is based on the U.S. Treasury zero-coupon yield in effect at the time of grant with a term equal to the expected life. The expected dividend yield is based on the Company’s estimated annual dividend payout at grant date. The expected term of the options represents the period of time the options are expected to be outstanding. The expected volatility is deemed to be equal to the historical volatility over a 3-month period ending on the date of grant.

Note 7.   Income Taxes

The components of pre-tax income (loss) are as follows (in millions):

	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
U.S.	$6.8	$7.9	$(18.4)
Foreign	6.3	—	—
Total	$13.1	$7.9	$(18.4)

Income tax expense (benefit) applicable to the Company consists of the following (in millions):

	For the twelve months ended September 30, 2006			For the nine months ended September 30, 2005			For the twelve months ended December 31, 2004
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$26.1	$(21.2)	$4.9	$6.3	$(3.5)	$2.8	$(11.9)	$4.1	$(7.8)
State and local	4.5	(3.5)	1.0	—	—	—	—	4.9	4.9
Foreign	2.3	(0.2)	2.1	—	—	—	—	—	—
Total	$32.9	$(24.9)	$8.0	$6.3	$(3.5)	$2.8	$(11.9)	$9.0	$(2.9)

The income tax expense (benefit) at the Company’s effective tax rate differed from the federal statutory rate as follows:

	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
Statutory tax rate	35.0%	35.0%	(35.0)%
Effect of:
State income tax, net of federal benefit	2.2	4.8	—
Foreign income tax	2.5	—	—
Change in valuation allowances	—	(4.8)	19.2
Non-deductible interest	20.3	—	—
U.S. manufacturing deduction	(7.8)	—	—
Change in state tax rates	3.8	—	—
Other non-deductible expenses	4.3	—	—
Other, net	0.8	1.2	—
Effective tax rate	61.1%	36.2%	(15.8)%

The change in valuation allowances consists of state income tax benefits for which the Company believes it is more likely than not that the deferred tax asset will not be realized. The U.S. manufacturing deduction resulted from the American Jobs Creation Act of 2004 which provides U.S. manufacturers a tax deduction for a certain percentage of the Company’s profits. The state valuation allowance was reversed at the time of the Acquisition because it became likely that the deferred tax asset would be realized due to future taxable income of the Company’s businesses.

Activity in the valuation allowance for deferred tax assets is summarized as follows (in millions):

	September 30, 2006	September 30, 2005	December 31, 2004
Balance at beginning of period	$9.0	$10.5	$8.7
Provision (reversal) applicable to state net deferred tax assets	—	(2.6)	(0.4)
Provision (reversal) applicable to other comprehensive loss	—	1.1	2.2
Reversal of valuation allowance	(9.0)	—	—
Balance at end of period	$—	$9.0	$10.5

Deferred tax assets (liabilities) related to the following (in millions):

	September 30, 2006	September 30, 2005
Deferred tax assets:
Allowance for losses on receivables	$2.1	$0.3
Inventories	20.1	0.1
Accrued expenses	49.9	12.1
Net operating loss	—	6.2
Postretirement benefits other than pensions	18.2	20.3
Pensions	16.8	21.3
	107.1	60.3
Valuation allowance	—	(9.0)
Deferred tax assets	107.1	51.3
Deferred tax liabilities:
Intangibles	(294.3)	—
Depreciation and amortization	(48.7)	(30.7)
Deferred tax liabilities	(343.0)	(30.7)
Net deferred tax (liabilities) assets	$(235.9)	$20.6

A valuation allowance has not been provided on deferred tax assets as of September 30, 2006 as the Company’s management believes it is more likely than not that the assets will be realized through future taxable income.

For federal income tax purposes, the Company files a consolidated income tax return with Walter and its subsidiaries. The income tax provision has been presented as if the Company filed on a stand alone basis, with the exception that the tax sharing agreement in place with Walter for years ending September 30, 2005 and December 31, 2004 provided that subsidiaries of Walter incurring losses received tax benefits for such losses during the year the loss was incurred. Since the losses incurred at the Company provided an immediate benefit through the tax sharing agreement, management determined that the benefit should be fully recognized on a stand alone basis. Had Walter’s agreement with its subsidiaries not provided for immediate benefit as of September 30, 2005, the Company would have been in a net operating loss carryforward position for federal income tax purposes. On a separate return basis, such losses totaled $2.4 million as of September 30, 2005. Furthermore, without Walter providing immediate benefit and without consideration of the Company’s acquisition of Predecessor Mueller on October 3, 2005, it is more likely than not that such federal operating losses would not be utilized. The information below provides the pro forma effect as if the Company determined a stand alone tax provision assuming the Company provided taxes without consideration of its parent company benefit for the nine months ended September 30, 2005 (in millions):

	As Reported			Pro Forma (unaudited)
	Current	Deferred	Total	Current	Deferred	Total
Federal	$6.4	$(3.5)	$2.9	$1.6	$—	$1.6
State and Local	—	—	—	—	—	—
	$6.4	$(3.5)	$2.9	$1.6	$—	$1.6

Additionally, on a pro forma basis, the above net deferred tax asset of $20.6 million at September 30, 2005 would be reduced to zero.

The Company has state net operating loss carryforwards of approximately $98.8 million expiring beginning 2009. The loss carryforwards are subject to limitations in certain jurisdictions under IRC Section 382.

The cumulative amount of undistributed earnings of foreign subsidiaries for which U.S. income taxes have not been provided was approximately $90.0 million at September 30, 2006. It is not currently practical to estimate the amount of unrecognized deferred U.S. income taxes that might be payable on the repatriation of these earnings.

Note 8.   Borrowing Arrangements

Long-Term Debt—At September 30, 2006, long-term debt consists of the following obligations (dollars in millions):

2005 Mueller Credit Agreement	$793.8
10% senior subordinated notes(1)	215.1
14 3/4% senior discount notes(2)	116.3
Capital lease obligations	2.1
1,127.3
Less current portion	(9.0)
$1,118.3

(1)             The 10% senior subordinated notes were recorded at fair value at October 3, 2005, resulting in an increase of $18.9 million over Predecessor Mueller’s carrying amount. The effective interest rate on such notes is 9.2%.

(2)             The 14 3/4% senior discount notes were recorded at fair value at October 3, 2005, resulting in an increase of $36.0 million over Predecessor Mueller’s carrying amount. The effective interest rate on such notes is 12.1%.

A schedule of debt maturities as of September 30, 2006 is as follows:

	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
	(dollars in millions)
2005 Mueller Credit Agreement	$8.0	$16.0	$16.0	$753.8	$793.8
10% senior subordinated notes	—	—	—	215.1	215.1
14 3/4% senior discount notes	—	—	—	116.3	116.3
Capital lease obligations	1.0	1.1	—	—	2.1
Total debt maturities	$9.0	$17.1	$16.0	$1,085.2	$1,127.3

2005 Mueller Credit Agreement—On October 3, 2005, Mueller Group, LLC (“Group”) entered into a credit agreement (the “2005 Mueller Credit Agreement”) consisting of a $145 million senior secured revolving credit facility maturing in October 2010 (the “2005 Mueller Revolving Credit Facility”) and a $1,050 million senior secured term loan maturing in October 2012 (the “2005 Mueller Term Loan”). The 2005 Mueller Credit Agreement is a secured obligation of Group and substantially all of its wholly-owned domestic subsidiaries. The 2005 Mueller Term Loan requires quarterly principal payments of $2.0 million through October 3, 2012, at which point in time the remaining principal outstanding is due. The commitment fee on the unused portion of the 2005 Mueller Revolving Credit Facility is 0.50% and the interest rate is a floating interest rate of 2.25% over LIBOR. As of September 30, 2006, Mueller Group had $31.9 million in letters of credit outstanding under the 2005 Mueller Credit Agreement, reducing availability for borrowing under the 2005 Mueller Revolving Credit Facility. The 2005 Mueller Term Loan carries a floating interest rate of 2.00% over LIBOR. As of September 30, 2006, the weighted average interest rate including interest rate swaps was 8.26% and the weighted average interest rate excluding interest rate swaps was 8.45%.

Proceeds from the 2005 Mueller Credit Agreement were $1,053.4 million, net of $21.6 million of underwriting fees and expenses which will be amortized over the life of the loans. The proceeds were used to finance the acquisition of Predecessor Mueller by Walter and to refinance existing indebtedness.

The 2005 Mueller Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of Group and certain of its subsidiaries to incur certain additional indebtedness, pay dividends, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants.

On June 1, 2006, the Company used $245.6 million of the $428.9 million in proceeds from the Company’s IPO for a partial redemption of the outstanding 2005 Mueller Term Loan. A $4.1 million portion of the deferred financing fees related to the 2005 Mueller Term Loan was written off to interest expense.

10% Senior Subordinated Notes—In 2004, Mueller Group, Inc. (now, Mueller Group, LLC) issued $315 million principal face amount of 10% senior subordinated notes due 2012. The senior subordinated notes are guaranteed by each of Group’s existing domestic restricted subsidiaries. The subordinated notes contain customary covenants and events of default, including covenants that limit Group’s ability to incur debt, pay dividends and make investments. The effective interest rate on these notes is 9.2%.

On July 3, 2006, the Company used $123.1 million of the $428.9 million in proceeds from its IPO for a partial redemption of $110.3 million of the senior subordinated notes, plus accrued interest of $1.8 million, resulting in a loss on redemption of $5.2 million.

14 3/4% Senior Discount Notes—In 2004, Predecessor Mueller issued 223,000 units, consisting of $223 million principal face amount of 14 3/4% senior discount notes due 2014 and warrants to purchase 24,487,383 shares of Predecessor Mueller’s common stock. In connection with the Acquisition, these warrants were cancelled and converted into the right to receive cash equal to the number of shares of common stock into which the warrants would have been exercisable multiplied by the per-share merger consideration (less the exercise price per warrant). The senior discount notes remain senior unsecured obligations of the Company and are effectively subordinated to all of its existing and future secured debt and to all indebtedness and other liabilities of the Company’s subsidiaries, including Group. The senior discount notes do not require cash interest payments until April 2009. The effective interest rate on these notes is 12.1%.

On July 3, 2006, the Company used $60.2 million of the $428.9 million in proceeds from its IPO for a partial redemption of $52.5 million of the senior discount notes, resulting in a gain on redemption of $0.8 million.

Capital Lease Obligations—The Company leases automobiles under capital lease arrangements that expire over the next four years.

Future minimum lease payments under capital leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

(dollars in millions)
Fiscal 2007	$1.1
Fiscal 2008	0.8
Fiscal 2009	0.5
Fiscal 2010	0.1
Total minimum lease payments	2.5
Amount representing interest	(0.4)
Obligations under capital leases	2.1
Obligations due within one year	(1.0)
Long term obligations	$1.1

Interest Rate Swaps—These hedges are described in Note 9 and comply with covenants contained in the 2005 Mueller Credit Agreement.

Distributions from Group—The Company has no material assets other than its ownership of Group’s capital stock and accordingly depends upon distributions from Group to satisfy its cash needs. The Company’s principal cash needs will be debt service on its senior discount notes due 2014. These senior discount notes do not require cash interest payments until 2009 and contain restrictive covenants that will, among other things, limit the ability of the Company and its subsidiaries (including Group) to incur debt, pay dividends and make investments. Neither Group nor any of its subsidiaries guarantee these notes. The Company, however, is a holding company and its ability to pay interest on the notes will be dependent upon the receipt of dividends from its subsidiaries. Group is the Company’s only direct subsidiary. However, the terms of Group’s borrowing arrangements significantly restrict its ability to pay dividends to the Company.

Note 9.   Derivative Financial Instruments

Interest Rate Swaps—On October 27, 2005, Group entered into six interest rate hedge transactions with a cumulative notional amount of $350 million. The swap terms are between one and seven years with five separate counter-parties. The objective of the hedges is to protect the Company against rising LIBOR interest rates that would have a negative effect on the Company’s cash flows due to changes in interest payments on its 2005 Mueller Term Loan. The structure of the hedges are a one-year 4.617% LIBOR swap of $25 million, a three-year 4.740% LIBOR swap of $50 million, a four-year 4.800% LIBOR swap of $50 million, a five-year 4.814% LIBOR swap of $100 million, a six-year 4.915% LIBOR swap of $50 million, and a seven year 4.960% LIBOR swap of $75 million. These swap agreements call for the Company to make fixed rate payments over the term at each swap’s stated fixed rate and to receive payments based on three month LIBOR from the counter-parties. These swaps will be settled quarterly over their lives and will be accounted for as cash flow hedges. As such, changes in the fair value of these swaps that take place through the date of maturity will be recorded in accumulated other comprehensive income (loss). These hedges comply with covenants contained in the 2005 Mueller Credit Agreement.

Group also has two interest rate hedge agreements that existed as of October 3, 2005: a two-year 3.928% LIBOR swap that matures in May 2007 and a two-year 4.249% LIBOR swap that matures in April 2007. The changes in fair value of these two swaps were recorded as interest expense in the Consolidated Statements of Operations until achieving hedge effectiveness in October 2005 and November 2005, respectively, at which times such changes in fair value were recorded in accumulated other comprehensive income (loss).

The Company recorded an unrealized gain from its interest rate swap contracts, net of tax, of $1.0 million at September 30, 2006 in accumulated other comprehensive income (loss).

Forward Foreign Currency Exchange Contracts—The Company entered into forward exchange contracts primarily to hedge currency fluctuations from transactions (primarily an intercompany loan and anticipated inventory purchases) denominated in foreign currencies, thereby limiting the risk that would otherwise result from changes in foreign currency exchange rates. The majority of the Company’s exposure to currency fluctuations is in Canada. Gains and losses on the forward foreign currency exchange contracts are expected to be offset by losses / gains on identified underlying foreign currency exchange transactions. As of September 30, 2006, the Company had entered into forward foreign currency exchange contracts at a notional amount of $4.9 million to protect anticipated inventory purchases over the next four months by its Canadian operations. With these hedges, the Company purchases U.S. dollars and sells Canadian dollars at an average exchange rate of $0.896.

The Company has also entered into hedges protecting the Company from currency fluctuations from its Canadian-denominated intercompany loan. The hedges have a notional value of $33.0 million and mature over the next two years. With these hedges, the Company sells Canadian dollars for U.S. dollars at an exchange rate of $0.8681. Gains or losses on these hedges will be recorded in earnings. The loss on the hedges for the twelve months ended September 30, 2006 was $1.3 million.

On November 15, 2006, the Company entered into forward contracts in a notional amount of $30.9 million to protect anticipated inventory purchases over the next 11 months by its Canadian operations. With these hedges, the Company purchases U.S. dollars and sells Canadian dollars at an average exchange rate of $0.88.

Natural Gas Swap—On October 2, 2006, Group entered into a swap contract to hedge anticipated purchases of natural gas from November 2006 through September 2007 totaling 0.5 million mmbtu, or approximately 34% of expected natural gas consumption, at a price range of $6.30 to $7.91 per mmbtu. This swap contract effectively converts a portion of forecasted purchases at market prices to a fixed price basis. Any change in the fair value of this swap contract will be recorded in accumulated other comprehensive income (loss).

Note 10.   Interest Expense Arising from Related Party Payable to Walter

Interest expense associated with the outstanding debt payable to Walter was allocated to the Company up to the date of the Acquisition based upon the outstanding balance of the intercompany note. On October 3, 2005, the intercompany note to Walter of $443.6 million was forgiven and contributed to capital. Intercompany interest expense was $15.2 million and $18.9 million for the nine months ended September 30, 2004 and the twelve months ended December 31, 2004, respectively.

Note 11.   Retirement Plans

The Company has various pension and profit sharing plans covering substantially all employees (the “Plans”). Total pension expense for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004 was $17.3 million, $5.4 million and $8.4 million, respectively. The Company funds its retirement and employee benefit plans in accordance with the requirements of the plans and, where applicable, in amounts sufficient to satisfy the “Minimum Funding Standards” of the Employee Retirement Income Security Act of 1974 (ERISA). The plans provide benefits based on years of service and compensation or at stated amounts for each year of service.

The Company also provides certain postretirement benefits other than pensions, primarily healthcare, to eligible retirees. The Company’s postretirement benefit plans are not funded. New salaried employees have been ineligible to participate in postretirement healthcare benefits since May 2000. Effective January 1, 2003, the Company placed a monthly cap on Company contributions for postretirement healthcare coverage of $350 per salaried participant (pre-Medicare eligibility) and $150 per participant (post-Medicare eligibility).

For the twelve months ended September 30, 2006, the Company used a June 30 measurement date for its U.S. Pipe Pension Plans and postretirement benefit plans and a September 30 measurement date for its Predecessor Mueller Pension Plans. The Company’s policy prior to 2006 has been to use a measurement date that is three months prior to its fiscal year end. For the nine months ended September 30, 2005, the Company used a June 30 measurement date for all of its pension and postretirement benefit plans. For the twelve months ended December 31, 2004, the Company used a September 30 measurement date. In 2006, the Company acquired Predecessor Mueller and its affiliated defined benefit pension plans (the “Predecessor Mueller Pension Plans”). The Predecessor Mueller Pension Plans include plans in the United States and Canada. Historically, the policy of Predecessor Mueller has been to use the fiscal year end date as the measurement date. The Company has decided to maintain the measurement date policies for both its pre-existing U.S. Pipe Plans and the Predecessor Mueller Pension Plans for the current fiscal year.   Predecessor Mueller did not have any other postemployment benefit plans.

The amounts recognized for such plans are as follows (in millions):

	Pension Benefits		Other Benefits
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Accumulated benefit obligation	$332.3	$234.9	$22.3	$29.5
Change in projected benefit obligation:
Acquired balance of Predecessor Mueller Pension Plans	$123.4	$—	$—	$—
Projected benefit obligation at beginning of period	258.0	216.3	29.5	23.8
Service cost	7.6	3.8	0.7	0.4
Interest cost	20.3	9.4	1.4	1.0
Amendments	—	0.9	—	—
Actuarial loss (gain)	(38.4)	37.0	(5.2)	5.1
Benefits paid	(20.7)	(9.4)	(2.0)	(0.8)
Employee contributions	0.2	—	—	—
Currency translation adjustment	0.5	—	—	—
Special termination benefit	4.8	—	—	—
Curtailment (gain) / loss	(6.2)	—	(2.1)	—
Projected benefit obligation at end of period	$349.5	$258.0	$22.3	$29.5
Change in plan assets:
Acquired balance of Predecessor Mueller Pension Plans	$83.3	$—	$—	$—
Fair value of plan assets at beginning of period	173.7	164.2	—	—
Actual gain on plan assets	26.2	17.9	—	—
Employer contribution	26.5	1.0	2.0	0.8
Employee contributions	0.2	—	—	—
Currency translation adjustment	0.6	—	—	—
Benefits paid	(20.7)	(9.4)	(2.0)	(0.8)
Other	(0.2)	—	—	—
Fair value of plan assets at end of period	$289.6	$173.7	$—	$—
Funded (unfunded) status	$(59.9)	$(84.3)	$(22.3)	$(29.5)
Unrecognized net actuarial loss (gain)	38.1	92.9	(13.1)	(13.7)
Unrecognized prior service cost	2.6	3.1	(11.4)	(8.2)
Contribution after measurement date	6.1	4.5	0.5	0.3
Prepaid (accrued) benefit cost	$(13.1)	$16.2	$(46.3)	$(51.1)
Amounts recognized in the balance sheet:
Prepaid benefit cost	$10.2	$16.2	$—	$—
Accrued benefit cost	(56.5)	(72.9)	(46.3)	(51.1)
Intangible asset	2.6	3.1	—	—
Accumulated other comprehensive income, before tax effects	30.6	69.8	—	—
Net amount recognized	$(13.1)	$16.2	$(46.3)	$(51.1)

Information for pension plans with an accumulated benefit obligation in excess of plan assets are as follows (in millions):

	September 30, 2006	September 30, 2005
Projected benefit obligation	$339.7	$258.0
Accumulated benefit obligation	323.7	234.9
Fair value of plan assets	277.6	173.7

The amounts in each period reflected in other comprehensive income are as follows (in millions):

	Pension Benefits
	September 30, 2006	September 30, 2005
Increase (decrease) in additional minimum pension liability (before tax effects) included in other comprehensive income	$(39.3)	$23.4

A summary of key assumptions used is as follows:

	September 30, 2006
	Predecessor Mueller Pension Plans	U.S. Pipe Pension Plans	September 30, 2005	December 31, 2004
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.69%	6.25%	5.00%	6.00%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%
Weighted average assumptions used to determine net periodic cost:
Discount rate	5.22%	5.00%	6.00%	6.35%
Expected return on plan assets	7.66%	8.90%	8.90%	8.90%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%

	Other Benefits
	September 30, 2006	September 30, 2005	December 31, 2004
Weighted average assumptions used to determine benefit obligations:
Discount rate	6.25%	5.00%	6.00%
Weighted average assumptions used to determine net periodic cost:
Discount rate	5.00%	6.00%	6.35%
Assumed healthcare cost trend rates:
Health care cost trend rate assumed for the next year—Pre 65	10.00%	10.00%	10.00%
Health care cost trend rate assumed for the next year—Post 65	12.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)—Pre 65	5.00%	5.00%	5.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)—Post 65	7.00%
Year that the rate reaches the ultimate trend rate	2014	2010	2009

The components of net periodic benefit cost (income) are as follows (in millions):

	Pension Benefits
	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
Components of net periodic benefit cost:
Service cost	$8.1	$3.8	$4.6
Interest cost	20.3	9.4	12.7
Expected return on plan assets	(20.5)	(10.5)	(12.5)
Amortization of prior service cost	0.3	0.2	0.3
Amortization of net loss	3.9	2.5	3.3
Other	0.2	—	—
Net periodic benefit cost	$12.3	$5.4	$8.4
Curtailment settlement loss	0.2	—	—
Special termination benefits	4.8	—	—
Total net periodic benefit cost	$17.3	$5.4	$8.4

	Other Benefits
	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
Components of net periodic benefit income (cost):
Service cost	$0.7	$0.4	$0.5
Interest cost	1.4	1.0	1.5
Amortization of prior service cost	(2.5)	(1.8)	(2.8)
Amortization of net gain	(0.9)	(0.7)	(0.8)
Curtailment / special termination benefit	(1.7)	—	0.3
Net periodic benefit income (cost)	$(3.0)	$(1.1)	$(1.3)

As previously noted, the assets of U.S. Pipe Pension Plans and Predecessor Mueller Pension Plans are maintained in separate master trusts and the assets and obligations are evaluated using different measurement dates. The discussion below addresses the assumptions used for each set of plans.

U.S. Pipe Pension Plans and Other Benefit Plans

The discount rate is based on a proprietary bond defeasance model designed by the Plans’ investment consultant to create a portfolio of high quality corporate bonds which, if invested on the measurement date, would provide the necessary future cash flows to pay accumulated benefits when due. The premise of the model is that annual benefit obligations are funded from the cash flows generated from periodic bond coupon payments, principal maturities and the interest on excess cash flows, i.e. carry forward balances.

The model uses a statistical program to determine the optimal mix of securities to offset benefit obligations. The model is populated with an array of Moody’s Aa-rated corporate fixed income securities that actively traded in the bond market on the measurement date. None of the securities used in the model had embedded call, put or convertible features, and none were structured with par paydowns or deferred income streams. All of the securities in the model are considered appropriate for the analysis as they are diversified by maturity date and issuer and offer predictable cash flow streams. For diversification purposes, the model was constrained to purchasing no more than 20 percent of any outstanding issuance. Carryforward interest is credited at a rate determined by adding the appropriate implied forward Treasury yield to the Aa-rated credit spread as of the measurement date.

The expected return on pension assets is based on the long-term actual average rate of return on the U.S. Pipe Pension Plans’ pension assets and projected returns using asset mix forecasts and historical return data.

The U.S. Pipe Pension Plans’ weighted-average asset allocations at the measurement date, by asset category, are as follows:

	June 30, 2006	June 30, 2005
Asset Category:
Equity securities	69.9%	68%
Debt securities	30.0	30
Other	0.1	2
Total	100.0%	100%

The plan assets of the pension plans are contributed to, held and invested by the Walter Industries, Inc. Subsidiaries Master Pension Trust (“Pension Trust”). The plan assets included in the Company’s determination of its pension benefit obligation is based on an allocation of the Pension Trust assets, whereby the projected benefit obligation of the Company is compared with the projected benefit obligation of Walter and its affiliates (including the Company) to determine the Company’s “Projected Benefit Obligation Ratio.” This ratio is applied to the total assets in the Pension Trust to determine the amount of assets allocated to the Company. The Pension Trust employs a total return investment approach whereby a mix of equity and fixed income investments are used to meet the long-term funding requirements of the Pension Trust. The asset mix strives to generate rates of return sufficient to fund plan liabilities and exceed the long-term rate of inflation, while maintaining an appropriate level of portfolio risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio is diversified across domestic and foreign equity holdings, and by investment styles and market capitalizations. Fixed income holdings are diversified by issuer, security type, and principal and interest payment characteristics. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual benefits liability measurements, and periodic asset/liability studies.

As of June 30, 2006, the Pension Trust’s strategic asset allocation was as follows:

	Strategic Allocation	Tactical Range
Asset Class:
Total Equity	70%	65-70%
Large Capitalization Stocks	45%	40-50%
Mid Capitalization Stocks	10%	8-12%
Small Capitalization Stocks	0%	0%
International Stocks	15%	12-18%
Total Fixed Income	30%	25-35%
Total Cash	0%	0-2%

These ranges are targets and deviations may occur from time-to-time due to market fluctuations. Portfolio assets are typically rebalanced to the allocation targets at least annually.

The Pension Trust employs a building block approach in determining the long-term rate of return for plan assets. Historical market returns are studied and long-term risk/return relationships between equity and fixed income asset classes are analyzed. This analysis supports the fundamental investment principle that assets with greater risk generate higher returns over long periods of time. The historical impact of returns in one asset class on returns of another asset class is reviewed to evaluate portfolio diversification benefits. Current market factors including inflation rates and interest rate levels are considered before assumptions are developed. The long-term portfolio return is established via the building block approach by adding interest rate risk and equity risk premiums to the anticipated long-term rate of inflation. Proper consideration is given to the importance of portfolio diversification and periodic rebalancing. Peer data and historical return assumptions are reviewed to check for reasonableness.

Assumed healthcare cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and healthcare plans. A one-percentage-point change in the trend rate for these assumptions would have the following effects (in millions):

	1-Percentage Point Increase	1-Percentage Point Decrease
Health care cost trend:
Effect on total of service and interest cost components	$0.1	$(0.1)
Effect on postretirement benefit obligation	0.4	(0.3)
Discount rate:
Effect on postretirement service and interest cost components	—	—
Effect on postretirement benefit obligation	(1.8)	2.1
Effect on current year postretirement benefits expense	(0.2)	0.2
Effect on pension service and interest cost components	(0.2)	0.1
Effect on pension benefit obligation	(23.7)	28.8
Effect on current year pension expense	(1.4)	1.7
Expected return on plan assets:
Effect on current year pension expense	(1.8)	1.8
Rate of compensation increase:
Effect on pension service and interest cost components	0.6	(0.6)
Effect on pension benefit obligation	4.6	(4.1)
Effect on current year pension expense	1.0	(1.0)

The discount rate is based on published rates for high-quality fixed-income investments that produce cash flows that approximate the timing and amount of expected future benefit payments. To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target allocation of the pension portfolio, over a 20-year time horizon based on the facts and circumstances that exist as of the measurement date. The Company also reflected historical and expected future returns associated with its active management of certain asset classes in recognition of the potential to outperform the broader market.

Predecessor Mueller Pension Plans

Predecessor Mueller Pension Plans’ weighted-average asset allocations at September 30, 2006, by asset category, are as follows:

September 30, 2006
Equity Securities	55.7%
Debt Securities	23.6
Other, including cash	20.7
Total	100.0%

Following the Acquisition the plan assets of the Predecessor Mueller Pension Plans were transferred to Walter’s Pension Trust, thus the investment strategy and target asset allocations for these plans is the same as described for the U.S. Pipe Pension Plans above. It should be noted that $16.3 million in contributions to the plans on September 14, 2006, representing approximately 16% of total Predecessor Mueller Pension Plan assets had not yet been allocated among equity and debt securities as of September 30, 2006. Thus the actual assets allocated among these classes differed materially from the target asset allocation. This was a short-term deviation solely attributable to the timing of the contributions made.

Assumed discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and healthcare plans. A one-percentage-point change in the trend rate for these assumptions would have the following effects (in millions):

	1-Percentage Point Increase	1-Percentage Point Decrease
Discount rate:
Effect on pension service and interest cost components	$—	$—
Effect on pension benefit obligation	(12.7)	16.2
Effect on current year pension expense	—	—
Expected return on plan assets:
Effect on current year pension expense	(0.8)	0.8
Rate of compensation increase:
Effect on pension service and interest cost components	—	—
Effect on pension benefit obligation	0.4	(0.4)
Effect on current year pension expense	—	—

The discount rate is based on published rates for high-quality fixed-income investments that produce cash flows that approximate the timing and amount of expected future benefit payments. To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target allocation of the pension portfolio, over a 20-year time horizon based on the facts and circumstances that exist as of the measurement date. The Company also reflected historical and expected future returns associated with its active management of certain asset classes in recognition of the potential to outperform the broader market.

All Plans

The Company’s minimum pension plan funding requirement for fiscal 2007 is $7.7 million, which the Company expects to fully fund. The Company also expects to contribute $2.0 million to its other post-employment benefit plan in fiscal 2007. The following estimated benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

	Pension Benefits	Other Postretirement Benefits Before Medicare Subsidy
2007	$21.9	$2.0
2008	22.3	1.8
2009	22.7	1.8
2010	23.0	1.9
2011	23.3	1.9
Years 2012-2016	123.5	9.8

Of the total pension plan obligations at September 30, 2006, 96% relate to United States plans, and 4% relate to non-United States plans of Predecessor Mueller.

Defined Contribution Retirement Plan—Certain United States employees of the Company and its subsidiaries participate in a defined contribution 401(k) matching plan. Pension expense for the defined contribution plan is computed as a percentage of participants’ compensation and was $5.8 million for the twelve months ended September 30, 2006. There was no pension expense for the defined contribution plan for the nine months ended September 30, 2005 and the twelve months ended December 31, 2004 as U.S. Pipe salaried employees are covered by a defined benefit pension plan and not a defined contribution plan.

Note 12.   Goodwill and Identifiable Intangibles

Goodwill and intangible assets that have an indefinite life are not amortized, but instead are tested for impairment annually (or more frequently if events or circumstances indicate possible impairments) using both a discounted cash flow method and a market comparable method. Finite-lived intangible assets are amortized over their respective estimated useful lives and reviewed for impairment if events or circumstances indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable.

Identifiable intangible assets consist of the following:

	September 30, 2006
	Cost	Accumulated Amortization
	(dollars in millions)
Finite-lived intangible assets
Technology	$62.9	$(6.7)
Customer relationships	397.6	(21.4)
	460.5	(28.1)
Indefinite-lived intangible assets
Trade name and trademarks	403.0	—
	$863.5	$(28.1)

Identifiable intangible assets, net, were $835.4 million at September 30, 2006, and result primarily from the Acquisition of Predecessor Mueller. In January 2006, there was an addition of $6.7 million of technology intangibles related to the acquisition of CCNE, L.L.C. The weighted-average amortization period for the finite-lived intangible assets acquired is 17.6 years.

Amortization expense on finite-lived intangible assets was $28.1 million for the twelve months ended September 30, 2006. Estimated amortization expense for the year ending September 30, 2007, 2008, 2009, 2010 and 2011 is $28.5 million, $28.4 million, $28.5 million, $28.2 million and $27.1 million, respectively.

Goodwill was $865.5 million at September 30, 2006, compared to $58.4 million at September 30, 2005. The following adjustments have been recorded during the twelve months ended September 30, 2006:

(dollars in millions)
Balance at September 30, 2005	$58.4
Allocation of the purchase price of Predecessor Mueller, as adjusted	801.7
Acquisition of Hunt Industries	6.8
Other	(1.4)
Balance at September 30, 2006	$865.5

For a discussion of the acquisition of Hunt Industries, Inc., see Note 3. Other goodwill adjustments of $(1.4) million represents a tax benefit on acquisition costs contributed from Walter to the Company.

Note 13.   Supplementary Balance Sheet Information

Selected supplementary balance sheet information is presented below:

	September 30,
	2006	2005
	(dollars in millions)
Inventories
Purchased materials and manufactured parts	$66.7	$30.6
Work in process	127.7	15.5
Finished goods	260.2	101.1
	$454.6	$147.2
Property, plant and equipment
Land	$28.4	$11.3
Buildings	83.4	33.8
Machinery and equipment	489.9	401.7
Other	46.4	16.2
	648.1	463.0
Accumulated depreciation	(311.1)	(313.8)
	$337.0	$149.2
Accrued expenses and other current liabilities
Vacations and holidays	$13.6	$4.5
Workers compensation	6.0	2.9
Accrued payroll and bonus	23.5	3.9
Accrued sales commissions	5.0	1.0
Accrued other taxes	7.7	2.1
Accrued warranty claims	2.7	4.7
Accrued environmental claims	2.5	4.0
Accrued income taxes payable (receivable)	(2.3)	5.5
Accrued cash discounts and rebates	22.1	4.8
Accrued interest	13.6	—
Accrued restructuring	5.3	—
Other	16.6	1.3
	$116.3	$34.7

Note 14.   Supplementary Income Statement Information

Selected supplementary income statement information is presented below.

	Twelve months ended September 30, 2006	Nine months ended September 30, 2005	Twelve months ended December 31, 2004
	(dollars in millions)
Included in selling, general and administrative:
Research and development	$5.7	$0.4	$1.5
Advertising	$4.4	$0.3	$0.5
Interest expense, net of interest income:
Contractual interest expense	$109.9	$0.3	$0.5
Deferred financing fee amortization	3.1	—	—
Early debt redemption penalty	12.7	—	—
Write off of deferred financing fees and fair value adjustments	(4.1)	—	—
Bridge loan fee	2.5	—	—
Interest rate swap gains	(0.4)	—	—
Interest expense	123.7	0.3	0.5
Interest income	(7.8)	—	—
Total interest expense, net of interest income	$115.9	$0.3	$0.5

Note 15.   Net Income (Loss) Per Share

A reconciliation of the basic and diluted net income (loss) per share computations for the twelve months ended September 30, 2006, the nine months ended September 30, 2005, and the twelve months ended December 31, 2004 are as follows (in millions, except per share data):

	2006 Basic and Diluted	2005 Basic and Diluted	2004 Basic and Diluted
Numerator:
Net income (loss)	$5.1	$5.1	$(15.5)
Denominator:
Average number of common shares outstanding	95.5	85.8	85.8
Effect of dilutive securities:
Stock options and restricted stock units(a)	—	—	—
	95.5	85.8	85.8
Net income (loss) per share	$0.05	$0.06	$(0.18)

(a)             Represents the number of shares of common stock issuable on the exercise of dilutive employee stock options and restricted stock units less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such awards (less than 30,000 shares as of September 30, 2006).

Note 16.   Segment Information

Prior to the Acquisition on October 3, 2005, the Company had one segment: U.S. Pipe. As of September 30, 2006, the Company’s operations consisted of three operating segments: Mueller, U.S. Pipe and Anvil. These segments are organized based on products and are consistent with how the operating segments are managed, how resources are allocated, and how information is used by the chief operating decision maker. The Mueller segment is a manufacturer of valves, fire hydrants and other related products utilized in the distribution of water and gas and in water and wastewater treatment facilities. The U.S. Pipe segment is a manufacturer of ductile iron pressure pipe, fittings and other cast iron products used primarily for major water and wastewater transmission and collection systems. The Anvil segment is a manufacturer of cast iron and malleable iron pipe fittings, ductile iron couplings and fittings, pipe hangers and other related products for the fire protection, plumbing, heating, mechanical, construction, retail hardware and other related industries. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Intersegment sales and transfers are made at established intersegment selling prices generally intended to cover costs. The determination of segment earnings does not reflect allocations of certain corporate expenses not directly attributable to segment operations and intersegment eliminations, which is designated as Corporate in the segment presentation, and is before interest expense, net of interest income, and income taxes. Corporate expenses include those costs incurred by Mueller’s corporate function and do not include any allocated costs from Walter. Costs allocated by Walter to the Company are included in the determination of U.S. Pipe’s operating income. Corporate costs include those costs related to financial and administrative matters, treasury, risk management, human resources, legal counsel, and tax functions. Corporate assets include cash, deferred tax assets and deferred financing fees. These assets have not been pushed down to the Company’s segments and are maintained as Corporate items. Therefore, segment earnings are not reflective of results on a stand-alone basis. See also Note 2 regarding Related Party Allocations from Walter which are recorded by U.S. Pipe and Corporate and are reflected in the Company’s consolidated selling, general and administrative expenses.

Segment assets consist primarily of accounts receivable, inventories, property, plant and equipment, goodwill, and identifiable intangibles. Summarized financial information for the Company’s segments follows:

	For the twelve months ended September 30, 2006	For the nine months ended September 30, 2005	For the twelve months ended December 31, 2004
	(dollars in millions)
Net sales, excluding intersegment sales:
Mueller	$804.1	$—	$—
U.S. Pipe	594.7	456.9	578.4
Anvil	534.6	—	—
Consolidated	$1,933.4	$456.9	$578.4
Intersegment sales:
Mueller	$17.1	$—	$—
U.S. Pipe	3.8	—	—
Anvil	0.6	—	—
Eliminated from consolidated net sales	$21.5	$—	$—
Income (loss) from operations:
Mueller	$144.7	$—	$—
U.S. Pipe	(17.0)	23.4	1.0
Anvil	31.8	—	—
Corporate expense	(30.1)	—	—
Consolidating eliminations	(0.4)	—	—
Consolidated	$129.0	$23.4	$1.0
Depreciation and amortization:
Mueller	$50.5	$—	$—
U.S. Pipe	22.7	19.4	26.5
Anvil	23.4	—	—
Corporate	0.3	—	—
Consolidated	$96.9	$19.4	$26.5
Facility rationalization, restructuring and related costs:
Mueller	$—	$—	$—
U.S. Pipe	28.6	—	0.1
Anvil	—	—	—
Consolidated	$28.6	$—	$0.1
Capital expenditures:
Mueller	$32.2	$—	$—
U.S. Pipe	22.8	16.5	20.4
Anvil	16.1	—	—
Corporate	—	—	—
Consolidated	$71.1	$16.5	$20.4

	September 30, 2006	September 30, 2005
	(dollars in millions)
Total assets:
Mueller	$1,919.9	$—
U.S. Pipe	406.8	495.4
Anvil	508.0	—
Corporate	155.2	—
Consolidated	$2,989.9	$495.4
Goodwill:
Mueller	$717.3	$—
U.S. Pipe	58.4	58.4
Anvil	89.8	—
Consolidated	$865.5	$58.4
Identifiable intangibles:
Mueller	$747.4	$—
U.S. Pipe	—	—
Anvil	88.0	—
Consolidated	$835.4	$—

Geographical area information with respect to net sales, as determined by the location of the customer invoiced, and property, plant and equipment—net, as determined by the physical location of the assets, were as follows:

	Twelve months ended September 30, 2006	Nine months ended September 30, 2005	Twelve months ended December 31, 2004
	(dollars in millions)
Net sales:
United States	$1,693.8	$448.2	$557.9
Canada	231.4	—	0.1
Other Countries	8.2	8.7	20.4
	$1,933.4	$456.9	$578.4

	September 30, 2006	September 30, 2005
Property, plant and equipment, net:
United States	$318.6	$149.2
Canada	16.4	—
Other Countries	2.0	—
	$337.0	$149.2

For the year ended September 30, 2006, sales to two distributors comprised approximately 30% of the Company’s total net sales. Accounts receivable includes $95.5 million from these two distributors as of September 30, 2006.

Note 17.   Commitments and Contingencies

Income Tax Litigation

A dispute exists with regard to federal income taxes for fiscal years 1980 through 1994 allegedly owed by the Walter consolidated group, which included the U.S. Pipe segment during these periods. It is estimated that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in bankruptcy court for matters unrelated to the Company. This amount is subject to interest and penalties. In addition, the Internal Revenue Service has issued a Notice of Proposed Deficiency assessing additional tax of $80.4 million for the fiscal years ended May 31, 2000, December 31, 2000, and December 31, 2001. Under tax law, the Company is jointly and severally liable for any final tax determination. However, Walter and its affiliates believe that their tax filing positions have substantial merit and intend to defend vigorously any claims asserted. Walter has an accrual that it believes to be sufficient to cover the estimated probable loss, including interest and penalties. There are no charges or accruals in the Company’s accounts related to these issues since these matters do not relate to the operations of the Company.

Environmental Matters

The Company is subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of its plants and with respect to remediating environmental conditions that may exist at its own and other properties. The Company believes that it is in substantial compliance with federal, state and local environmental laws and regulations. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. Expenses charged to the statement of operations for compliance of ongoing operations and for remediation of environmental conditions arising from past operations were approximately $2.3 million, $4.4 million and $9.5 million in the year ended September 30, 2006, the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. Because environmental laws and regulations continue to evolve and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identifiable, it is difficult to forecast the amount of such future environmental expenditures or the effects of changing standards on future business operations or results. Consequently, the Company can give no assurance that such expenditures will not be material in the future. The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. Capital expenditures for environmental requirements are anticipated to average approximately $7.0 million per year in the next five years. Capital expenditures for environmental requirements were approximately $4.7 million, $1.7 million and $2.7 million in the year ended September 30, 2006, the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

The Company has implemented an Administrative Consent Order (ACO) for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act). The ACO required soil and ground water cleanup, and the Company has completed, and has received final approval on, the soil cleanup required by the ACO. U. S. Pipe is continuing to address ground water issues at this site. Further remediation could be required. These remediation costs are expected to be minimal. Long-term ground water monitoring will be required to verify natural attenuation. It is not known how long ground water monitoring will be required. Management does not believe monitoring or further cleanup costs, if any, will have a material adverse effect on the financial condition or results of operations of the Company.

The Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the Environmental Protection Agency (EPA), the States and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources.

Currently, U.S. Pipe has been identified as a potentially responsible party (PRP) by the EPA under CERCLA with respect to cleanup of hazardous substances at a superfund site located in Anniston, Alabama, and U.S. Pipe is among many PRP’s at the site, a significant number of which are substantial companies.

The PRP’s have negotiated an ACO with the EPA. Based on these negotiations, management estimated the Company’s share of liability for cleanup, after allocation among several PRP’s, would be approximately $4.0 million, which was accrued in 2004. In the fourth quarter of 2006, U.S. Pipe and Phelps Dodge (a co-signer of the ACO) agreed that Phelps Dodge would assume U.S. Pipe’s obligations and liabilities relating to the ACO. As a result, the Company recognized a pre-tax benefit related to the settlement of this obligation, which was not material to the Company’s financial statements. Phelps Dodge had previously entered into similar agreements with all other signatories to the ACO.

Solutia, Inc and Pharmacia Corporation filed suit against U.S. Pipe and Walter Industries on January 5, 2003 for contribution and cost recovery by Solutia with respect to costs incurred and to be incurred by Solutia in performing remediation of polychlorinated biphenyls (PCBs) and heavy metals mandated by EPA in Anniston, Alabama with respect to the ACO described above. The ACO provides protection against contribution claims by third parties, such as Solutia. Management believes that the likelihood of liability in the contribution litigation is remote. The Magistrate has entered an Order staying discovery in this matter but has allowed Solutia to proceed with “on-site” sampling discovery.

The Company and U.S. Pipe subsidiary has been named in a purported civil class action case originally filed on April 8, 2005 in the Circuit Court of Calhoun County, Alabama, and removed to the U.S. District Court for the Northern District of Alabama under the Class Action Fairness Act. The putative plaintiffs in the case filed an amended complaint with the U.S. District Court on December 15, 2006. The case was filed against U.S. Pipe and other foundries in the Anniston, Alabama area alleging state law tort claims (negligence, failure to warn, wantonness, nuisance, trespass and outrage) arising from creation and disposal of “foundry sand” alleged to contain harmful levels of PCBs and other toxins, including arsenic, cadmium, chromium, lead and zinc. The plaintiffs are seeking damages for real and personal property damage and for other unspecified personal injury. Management believes this matter is still in early stages of litigation and no substantial discovery has taken place. In addition, management believes that both procedural and substantive defenses would likely be available should this class action be allowed to proceed. At present, management has no reasonable basis to form a view with respect to the probability of liability in this matter.

The Company and U.S. Pipe recently received a letter from attorneys representing a purported group of residents of the North Birmingham area of Jefferson County, Alabama alleging personal injury, property damage, nuisance, and trespass involving the release of toxic emissions into the North Birmingham environment causing injury. The Company is named in this potential litigation because of its ownership interests in U.S. Pipe. The allegations against U. S. Pipe result from the use of coal tar products and their emissions into the North Birmingham environment.

Although the Company now produces a small amount of no-lead brass products, most of the Company’s brass valve products contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California’s Proposition 65, are seeking to eliminate or reduce the content of lead in water infrastructure products offered for sale in California. Some of the Company’s subsidiaries have entered into settlement agreements with these environmental advocacy groups to modify products or offer substitutes for sale in California. Legislation to substantially restrict lead content in water infrastructure products has been introduced in the United States Congress. Congress or state jurisdictions other than California may enact legislation similar to Proposition 65 to restrict the content of lead in water products, which could require the Company to incur additional capital expenses to modify production. We undertook a capital project to implement a no-lead brass production line that required the Company to incur approximately $8.0 million in incremental capital spending, of which $7.9 million was spent during the year ended September 30, 2006. Also, we began implementation of a project to consolidate our two existing brass foundries into one facility that required the Company to incur approximately $11.2 million in incremental spending, of which $5.8 million was spent during the year ended September 30, 2006. The foundry consolidation project is expected to be completed during 2007.

The Company’s Anvil segment entered into a Consent Order with the Georgia Department of Natural Resources regarding alleged hazardous waste violations at Anvil’s former foundry facility in Statesboro, Georgia. Pursuant to the Consent Order, Anvil agreed to pay a monetary fine of $50,000 and pay an additional $50,000 to fund a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the foundry and its landfill. The total costs are estimated to be between $1.2 million and $1.4 million. The Company maintains an adequate reserve to cover these estimated costs.

Over the next two years, the Company could potentially incur between $20.0 million and $24.0 million of capital costs at its iron foundries to comply with the United States Environmental Protection Agency’s National Emissions Standards for Hazardous Air Pollutants which were issued April 22, 2004.

Although no assurances can be given that the Company will not be required in the future to make material expenditures relating to environmental laws or legally mandated site clean-up, management does not believe at this time that the compliance and cleanup costs, if any, associated with the current laws and sites for which the Company has cleanup liability or any other future sites will have a material adverse effect on the financial condition or results of operations of the Company, but such cleanup costs could be material to results of operations in a reporting period.

In 2004, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer paid $1.9 million, net of legal fees, to the Company for historical insurance claims, previously expensed as incurred by the Company. Such claims had not previously been submitted to the insurance company for reimbursement. The Company released the insurer of both past and future claims, and recorded a $1.9 million reduction to selling, general and administrative expenses in 2004.

In 2005, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer agreed to pay $5.1 million, net of legal fees, to the Company for historical insurance claims previously expensed as incurred by the Company. Such claims had not previously been submitted to the insurance company for reimbursement. The Company released the insurer of both past and future claims. During 2005, the Company received $2.8 million in cash and the remainder was received during the quarter ended March 31, 2006. The Company recorded a $5.1 million reduction to selling, general and administrative expenses in 2005.

Under the terms of the agreement whereby Tyco International Ltd. (“Tyco”) sold the Mueller and Anvil businesses in August 1999 to prior owners (the “August 1999 Tyco Transaction”), Tyco agreed to indemnify the Company’s predecessor-in-interest (“Predecessor Mueller”), and, by legal succession, the Company and its affiliates, for all “Excluded Liabilities”. Excluded Liabilities include, among other things, substantially all environmental liabilities relating to the time prior to the August 1999 Tyco Transaction. The indemnity survives indefinitely, is not subject to any deductibles or caps, and continues with respect to the Company’s current operations, other than those operations acquired since the August 1999 Tyco Transaction, including the operations of the U.S. Pipe segment. If Tyco ever becomes financially unable to, or otherwise fails to comply with the terms of the indemnity, the Company may be responsible for the Tyco-indemnified obligations. In addition, Tyco’s indemnity does not cover environmental liabilities to the extent caused by the Company or Predecessor Mueller or the operation of the Company’s business after the August 1999 Tyco Transaction, nor does it cover environmental liabilities arising with respect to businesses or sites acquired after the August 1999 Tyco Transaction.

Miscellaneous Litigation

In 2003, the Company increased its accruals for outstanding litigation by approximately $6.5 million, principally related to the settlement of a class action employment matter. The settlement was finalized in May 2004 for an amount approximating the accrual.

The Los Angeles Department of Water and Power, ex rel. Nora Armenta (“Armenta”) filed suit against our subsidiaries, James Jones Company and Mueller Co. (Superior Court, Los Angeles County, California; Case No. BC 173487) on June 27, 1997. In a related case, on September 15, 2004, the City of Banning and other California municipalities (collectively, “City of Banning”) filed suit against the Company’s subsidiaries, James Jones Company and Mueller Co. (Superior Court, Los Angeles County; Case No. BC 321513). The Armenta matter is a false claims lawsuit brought on behalf of cities, water districts and municipalities against Mueller Co., James Jones Company and others alleging that the defendants sold allegedly non-conforming public water system parts to various government entities. The lawsuit seeks consequential damages, penalties and punitive damages relating to the repair and replacement of the water systems to remove the allegedly non-conforming parts. While James Jones Company has always been a defendant in the Armenta action, in January 2004, Mueller Co. was dismissed as a defendant; however the dismissal was reversed by the California Court of Appeals in August 2006. On September 15, 2004, the Armenta trial court ruled against the intervention of approximately 30 municipalities that had failed to intervene within the time deadlines previously specified by the court. The trial court also ruled that the majority of municipalities that had purchased James Jones products from contractors or distributors were not in privity with the James Jones Company and were not entitled to punitive damages. Following the Armenta court’s ruling, on September 15, 2004, the water districts and municipalities filed the City of Banning action against the James Jones Company and Watts (former parent company of James Jones Company), alleging fraud and intentional misrepresentation. This lawsuit is based on the same underlying facts as the Armenta lawsuit. Any liability associated with these lawsuits is covered by the Tyco indemnity, and the defense is being paid for and conducted by Tyco, all in accordance with the indemnity obligation of Tyco described above in Environmental Matters.

Some of the Company’s subsidiaries have been named as defendants in a small number of asbestos-related lawsuits. The Company does not believe these lawsuits, either individually or in the aggregate, are material to its financial position or results of operations.

The Company is a party to a number of other lawsuits arising in the ordinary course of business. The Company provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on the Company’s future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While the results of litigation cannot be predicted with certainty, the Company believes that the final outcome of such other litigation will not have a materially adverse effect on the Company’s financial statements.

Commitments and Contingencies—Other

As part of the acquisition on January 15, 2004 of the business of Star Pipe, Inc. (“Star”), Anvil has agreed to a future payment to be made to the seller Star to the extent that the gross profit of the acquired business exceeds a targeted gross profit. The maximum potential payment amount is $23 million. Management currently estimates the payment could total approximately $3 million to $6 million for the payment period that began February 1, 2004 and ends January 31, 2007. The payment amount indicated above is based on management’s best estimate, but the actual payment could be materially different. The liability for such payment will be recorded at the end of the payment period, in accordance with the purchase agreement, with a corresponding increase to goodwill.

In the opinion of management, accruals associated with contingencies incurred in the normal course of business are sufficient. Resolution of existing known contingencies is not expected to significantly affect the Company’s financial position and result of operations.

Operating Leases

The Company accounts for operating leases in accordance with SFAS 13, Accounting for Leases, which includes guidance for evaluating free rent periods, determining amortization periods of leasehold improvements and incentives related to leasehold improvements. The Company’s operating leases are primarily for equipment and office space.

Rent expense was $10.0 million, $0.2 million and $0.3 million for the twelve months ended September 30, 2006, the nine months ended September 30, 2005 and the twelve months ended December 31, 2004, respectively. Future minimum payments under non-cancelable operating leases as of September 30, 2006 are (in millions):

2007	$8.1
2008	6.4
2009	3.1
2010	2.8
2011	2.4
Thereafter	5.4

Note 18.   New Accounting Pronouncements

In July 2006, the FASB issued final Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, which defines the minimum recognition threshold a tax provision must meet before being recognized in the financial statements. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. FIN No. 48 applies to all tax positions related to income taxes subject to SFAS No. 109 Accounting for Income Taxes. The Company has not yet determined what effect, if any, the adoption of this interpretation, which becomes effective October 1, 2007, will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R), which requires companies to (a) recognize a net liability or asset to report the funded status of the Company’s defined benefit pension and other postretirement benefit plans on the balance sheet and (b) to measure plan assets and benefit obligations as of the date of the Company’s fiscal year-end statement of financial position. The Company has not yet determined what impact the adoption of this statement, which becomes effective September 30, 2007 for requirement (a) and September 30, 2009 for requirement (b), respectively, will have on its consolidated financial statements.

In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG-AIR-1 Accounting for Planned Major Maintenance Activities. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods and should be applied retrospectively for all financial statements presented. This FSP becomes effective for the Company October 1, 2007. The Company does not expect the adoption of this FSP to have a material effect on its consolidated financial statements.

Note 19.   Subsequent Events

On October 24, 2006, the Company announced the closure of the Mueller segment’s James Jones manufacturing facility in El Monte, California. James Jones will transfer the production of its brass products and hydrants to the Mueller segment’s Decatur, Illinois and Albertville, Alabama plants by June 2007. Approximately 155 employees will be affected by the closure.

On October 26, 2006, the Company declared its initial quarterly dividend of $0.0175 per common share, payable on November 20, 2006.

On December 14, 2006, after the close of trading, Walter distributed its approximately 85.8 million shares of Series B common stock of the Company to holders of Walter’s common stock on the record date of December 6, 2006. The Series B Common Shares represent approximately 75 % of the outstanding shares of the Company, and approximately 96% of the combined voting power of all of the Company’s common stock.

On December 15, 2006, in conjunction with the spin-off of the Company by Walter, the Company approved the grant of stock options and restricted stock units for the Company’s Series A common stock pursuant to the Company’s 2006 Stock Incentive Plan to replace the legacy share-based compensation instruments held by Walter employees that became Company employees upon the Walter spin-off of the Company. As a result, grants of approximately 464,000 non-qualified stock options with exercise prices ranging from approximately $2.00 to $21.00, and grants of approximately 414,000 restricted stock units, were approved by the Company.

Note 20.   Quarterly Consolidated Financial Information (Unaudited)

(in millions, except per share amounts)

	Quarter ended
Twelve months ended September 30, 2006	December 31	March 31	June 30	September 30
Net sales	$480.4	$434.9	$500.0	$518.1
Gross profit	$43.5	$94.6	$134.5	$135.1
Operating income (loss)	$(39.5)	$27.5	$69.4	$71.6
Net income (loss)	$(48.8)	$(1.8)	$38.8	$16.9
Basic and diluted income (loss) per share(1)	$(0.57)	$(0.02)	$0.41	$0.15

	Quarter ended
Nine months ended September 30, 2005	March 31	June 30	September 30
Net sales and revenues	$124.7	$162.0	$170.2
Gross profit	$10.6	$22.8	$21.3
Operating income (loss)	$3.7	$10.3	$9.4
Net income (loss)	$(1.2)	$3.6	$2.7
Basic and diluted income (loss) per share(1)	$(0.01)	$0.04	$0.03

(1)             The sum of quarterly EPS amounts may be different than annual amounts as a result of the impact of variations in shares outstanding due to the IPO and rounding differences.

Note 21.   Consolidating Guarantor and Non-Guarantor Financial Information

The following information is included as a result of the guarantee by certain of the Company’s wholly-owned U.S. subsidiaries (“Guarantor Companies”) of the senior subordinated notes issued in May 2007. None of the Company’s other subsidiaries guarantee the notes. Each of the guarantees is joint and several and full and unconditional.

Consolidating Statement of Operations
For the Twelve Months Ended September 30, 2006

	Issuer	Guarantor Companies(1)	Non-Guarantor Companies	Consolidating Eliminating	Consolidated
	(dollars in millions)
Net sales	$—	$1,738.1	$195.3	$—	$1,933.4
Cost of sales	—	1,368.7	157.0	—	1,525.7
Gross profit	—	369.4	38.3	—	407.7
Selling, general and administrative	—	215.4	26.7	—	242.1
Related party corporate charges	—	8.0	—	—	8.0
Facility rationalization, restructuring and related costs	—	28.6	—	—	28.6
Income (loss) from operations	—	117.4	11.6	—	129.0
Interest expense, net of interest income	(116.0)	(0.3)	0.4	—	(115.9)
Income before income taxes	(116.0)	117.1	12.0	—	13.1
Income tax expense (benefit)	(43.6)	46.8	4.8	—	8.0
Equity in income (loss) of subsidiaries	77.5	7.2	—	(84.7)	—
Net income (loss)	$5.1	$77.5	$7.2	$(84.7)	$5.1

Consolidating Balance Sheet
September 30, 2006

	Issuer	Guarantor Companies(1)	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
	(dollars in millions)
Assets
Cash and cash equivalents	$82.4	$(11.1)	$10.1	$—	$81.4
Receivables, net	—	285.2	37.7	—	322.9
Inventories	—	396.3	58.3	—	454.6
Deferred income taxes	—	42.6	—	—	42.6
Prepaid expenses	—	32.1	1.6	—	33.7
Total current assets	82.4	745.1	107.7	—	935.2
Property, plant and equipment, net	2.2	316.9	17.9	—	337.0
Deferred financing fees	14.6	—	—	—	14.6
Identifiable intangibles, net	—	835.4	—	—	835.4
Goodwill	—	865.5	—	—	865.5
Other non-current assets	—	2.2	—	—	2.2
Investment in subsidiaries	2,950.3	52.9	—	(3,003.2)	—
Total assets	$3,049.5	$2818.0	$125.6	$(3,003.2)	$2,989.9
Liabilities
Current portion of long-term debt	$8.0	$1.0	$—	$—	$9.0
Accounts payable	10.7	102.5	11.6	—	124.8
Accrued expenses and other liabilities	7.8	105.4	3.1	—	116.3
Payable to affiliate, Sloss Industries	—	1.5	—	—	1.5
Total current liabilities	26.5	210.4	14.7	—	251.6
Intercompany accounts	694.3	(748.7)	54.4	—	—
Long-term debt	1,117.2	1.1	—	—	1,118.3
Payable to parent, Walter Industries	—	3.6	—	—	3.6
Accrued pension liability, net	—	44.6	(0.9)	—	43.7
Accumulated postretirement benefits obligation	—	46.3	—	—	46.3
Deferred income taxes	(15.5)	289.5	4.5	—	278.5
Other long-term liabilities	—	20.9	—	—	20.9
Total liabilities	1,822.5	(132.3)	72.7	—	1,762.9
Shareholders’ equity (deficit)
Total shareholders’ equity (deficit)	1,227.0	2950.3	52.9	(3,003.2)	1,227.0
Total liabilities and shareholders’ equity (deficit)	$3,049.5	$2,818.0	$125.6	$(3,003.2)	$2,989.9

Consolidating Statement of Cash Flows
For the Twelve Months Ended September 30, 2006

	Issuer	Guarantor Companies(1)	Non-Guarantor Companies	Consolidating Eliminations	Consolidated
	(dollars in millions)
Net cash provided by (used in) operating activities	$(62.7)	$237.7	$(67.4)	—	$107.6
Cash flows from investing activities
Additions to property, plant and equipment	—	(68.4)	(2.7)	—	(71.1)
Acquisition of businesses, net of cash acquired	—	(15.6)	—	—	(15.6)
Proceeds from sale of property, plant and equipment	—	3.6	—	—	3.6
Increase in amounts due to Walter	—	1.7	—	—	1.7
Net cash used in investing activities	—	(78.7)	(2.7)	—	(81.4)
Cash flows from financing activities
Increase in dollar value of bank checks outstanding	10.0	—	—	—	10.0
Change in intercompany balances	77.9	(158.9)	81.0	—	—
Proceeds from short-term borrowings	55.9	—	—	—	55.9
Retirement of short-term debt	(55.9)	—	—	—	(55.9)
Proceeds from long-term debt	1,050.0	—	—	—	1,050.0
Retirement of long-term debt	(1,031.9)	—	—	—	(1,031.9)
Proceeds from issuance of common stock	428.9	—	—	—	428.9
Payment of deferred financing fees	(21.6)	—	—	—	(21.6)
Dividend to Walter	(444.5)	—	—	—	(444.5)
Dividend to Walter for acquisition costs	—	(12.0)	—	—	(12.0)
Walter contribution of Predecessor Mueller Group’s cash	76.3	—	—	—	76.3
Net cash provided by (used in) financing activities	145.1	(170.9)	81.0	—	55.2
Net increase (decrease) in cash and cash equivalents	82.4	(11.9)	10.9	—	81.4
Cash and cash equivalents at beginning of year	—	—	—	—	—
Cash and cash equivalents at end of year	$82.4	$(11.9)	$10.9	—	$81.4

(1)             Guarantors include the accounts of the following direct and indirect subsidiaries of the Company:

Name	State of Incorporation or Organization
Anvil 1, LLC	Delaware
Anvil 2, LLC	Delaware
Anvilstar, LLC	Delaware
Anvil International, Lp	Delaware
Fast Fabricators, LLC	Delaware
Henry Pratt Company, LLC	Delaware
Henry Pratt International, LLC	Delaware
Hersey Meters Co., LLC	Delaware
Hunt Industries, LLC	Delaware
Hydro Gate, LLC	Delaware
James Jones Company, LLC	Delaware
J.B. Smith Mfg. Co., LLC	Delaware
MCO 1, LLC	Alabama
MCO 2, LLC	Alabama
Milliken Valve, LLC	Delaware
Mueller Co. Ltd.,	Alabama
Mueller Financial Services, LLC	Delaware
Mueller Group, LLC	Delaware
Mueller International, Inc.	Delaware
Mueller International, L.L.C.	Delaware
Mueller International Finance, Inc.	Delaware
Mueller International Finance, L.L.C.	Delaware
Mueller Service California, Inc.	Delaware
Mueller Service Co., LLC	Delaware
United States Pipe And Foundry Company, LLC	Alabama